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Exhibit 16.01     Letter dated June 27, 2002 from Grant Thornton LLP


[Letterhead]
Grant Thornton LLP



June 27, 2002

Geeta Naipaul-Denton
COI Solutions, Inc.
6563 NW 6th Way, Suite 160
Fort Lauderdale, FL 33065

Dear Geeta Naipaul-Denton

We have reviewed your report on Form 8-K dated May 4, 2002.

We wish to confirm that we have read Item 4 of the 8-K and agree with the disclosures as they relate to this firm.

In addition, we consent for the use of this letter in any filings with regulatory authorities.



Yours truly,

Grant Thornton LLP

/s/ Grant Thornton

JT Simpson, CA
Partner